Exhibit 10.33

EXCLUSIVE LICENSE AGREEMENT

AGREEMENT made as of this 10th day of August, 2005 (the “Effective Date”), by and between MINIDOC AB (hereinafter referred to as “Licensor”), a corporation organized and existing under the laws of Sweden with a place of business at Norrmalmstong 14, Stockholm and ETRIALS WORLDWIDE, INC. (hereinafter referred to as “Licensee”), a corporation organized and existing under the laws of the State of Delaware with a place of business at 2701 Aerial Center Pkwy, Suite 100, Morrisville, NC 27560 (collectively, the “Parties”).

WHEREAS Licensor represents that it owns certain patents, trade secrets, know-how, software and technology; and

WHEREAS Licensee wishes to obtain and Licensor wishes to grant an exclusive license upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions contained in this License Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

DEFINITIONS

1. “Licensor’s Intellectual Property” means Patent Rights, Software and Know-How.

2. “Patent Rights” means the patents listed in Schedule A attached hereto, including any continuations, divisionals, continuations-in-part, substitutions, reissues, counterparts, extensions, reexaminations and all patents and patent applications claiming priority to such patents and patent applications.

3. “Know-How” means all technology, processes, documentation, knowledge, trade secrets and information related to the use, application and implementation of the Software or to the exercise of the Patent Rights.

4. “Software” means all source, object and executable code as well as any underlying copyrights in and to the software designated by Licensor as the MiniDoc Diary Software.

5. “Person” means an individual, partnership, corporation, trust, government or political subdivision and any other entity that has legal capacity to own property in its own name and to sue or be sued.

GRANT OF LICENSE

6. License Grant. Licensor hereby grants to Licensee a world-wide, royalty free, irrevocable, fully sublicensable, exclusive license to Licensor’s Intellectual Property, including the right to reproduce, create derivative works, perform, display, make, have made, use, sell, offer to sell, distribute, import, export or lease products or services under Licensor’s Intellectual Property in any field of use. Notwithstanding, the foregoing, the parties acknowledge and agree that Licensor shall retain a limited, world-wide, non-sublicensable, non transferable right to reproduce, create derivative works, perform, display, make, have made, use, sell, offer to sell, distribute, import, export or lease products or services under Licensor’s Intellectual Property in the.

7. Right To Sue. Licensee shall have the sole right, but not the obligation, to enforce Licensor’s Intellectual Property in its own name against any Person operating anywhere in the World. This right shall include the right to sue and recover for infringement of Licensor’s Intellectual Property, including past infringement and damages. This right shall also include the right to settle at Licensee’s discretion and retain proceeds of any claim for infringement, including past infringement and damages. Any enforcement action brought under this provision shall be controlled exclusively by Licensee. Licensor agrees to cooperate with Licensee as needed in any such enforcement action and Licensor further agrees that Licensee may join Licensor in any action as necessary to enforce Licensor’s Intellectual Property rights. Licensee may grant the right to enforce Licensor’s Intellectual Property to exclusive sublicensees of Licensee’s rights granted under this License Agreement.

CONSIDERATION

8. Consideration. In consideration for the License grant contained in this Agreement, Licensee shall assume, as of the date on which this Agreement is entered into, any and all liability that may be owed by Minidoc AB to PHT Corporation for alleged past infringement of U.S. Patent No. 6,095,985 (“the ‘985 patent”) by Minidoc AB between August 1, 2000 and July 22, 2002, or any liability that may arise as a result of the settlement by eTrials of any claims made by PHT Corporation for past infringement of the ‘985 patent, for the period of time between August 1, 2000 and July 22, 2002.

9. Licensee further agrees that in the event that Licensee decides to initiate a suit for infringement of Licensor’s Intellectual Property against a third party anywhere in the world, Licensee agrees to pay to Licensor ten percent (10%) of any net cash amounts of damages or settlement recovered by Licensee in connection with that suit. The net cash amounts of such damage or settlement recovery shall be the amount actually received by Licensee, less the costs and expenses incurred by Licensee in recovering such damages or reaching such settlement. This agreement should not be construed to suggest that Licensee is under any obligation to undertake the enforcement of Licensor’s Intellectual Property.

10. Sublicense. Licensee further agrees that in the event that Licensee decides to sublicense any of Licensor’s Intellectual Property to a third party (“Sublicense Agreement”), Licensee agrees to pay to Licensor ten percent (10%) of any net revenue received by Licensee as a payment under the terms of the Sublicense Agreement.

TERM AND TERMINATION

11. Term And Termination. The license granted to Licensee under this License Agreement shall extend from the Effective Date to the date of expiration of the last of Licensor’s Patents (listed in Schedule A) to expire, unless terminated earlier through the mutual written consent of both Parties. Any provision of this Agreement, which by its terms imposes continuing obligations on the parties, shall survive termination or expiration of this Agreement.

12. Sale of Licensor. In the event that Licensor sells all or substantially all of its assets or is sold to a third party, Licensee shall have the right to acquire Licensor’s Intellectual Property for the price of $1.00.

13. Liquidation of Licensor. In the event that Licensor decides to distribute its assets to shareholders in a liquidating distribution, Licensee shall have the exclusive right to acquire Licensor’s Intellectual Property for the price of $1.00.

ASSIGNMENT

14. Licensee may assign or transfer this License Agreement in whole or in part, including by merger or by a transfer of control of Licensee or otherwise, without the prior written consent of Licensor, provided that the assignee expressly assumes all obligations of Licensee under this License Agreement by a writing delivered to Licensor. Any assignment or transfer of this License Agreement by Licensee may include an assignment or transfer of Licensee’s Right To Sue as set forth in paragraph 6.

WARRANTIES

15. Licensor represents and warrants that as of the date of this License Agreement, Licensor owns and controls Licensor’s Intellectual Property, has the right to grant all of the license rights as provided in this License Agreement and that no rights have been granted to any third party by Licensor that would permit such entity or individual to exercise any of the rights granted to Licensee pursuant to this Agreement.

MISCELLANEOUS TERMS

16. Governing Law. This License Agreement and all amendments, waivers and consents shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of laws and choice of law principles thereof.

17. Dispute Resolution. In the event of a dispute arising out of this License Agreement the Parties shall make a good faith effort to resolve such dispute through negotiations. In the event the Parties are unable to negotiate a resolution of any dispute, Licensor and Licensee hereby consent to jurisdiction and venue in the State and Federal courts located in Wake County, North Carolina.

18. Entire Agreement. This License Agreement constitutes the complete and exclusive statement of the agreement between Licensor and Licensee with respect to the subject matter hereof and supercedes any other oral or written discussions. There are no understandings, representations or warranties of any kind, oral or written, express or implied, with respect to the subject matter indicated above, except as expressly set forth herein.

19. No Waiver. Failure by either party to enforce any provision of this License Agreement shall not be deemed a waiver of that provision or of any other provision of this License Agreement. Any claim of waiver of any right, obligation, term or condition of this License Agreement and any claim that any provision of this License Agreement has been modified or amended shall be null and void unless such waiver, modification or amendment is made in writing and signed by authorized representatives of both of the Parties.

20. Force Majeure. If the performance of this License Agreement by a party hereto, for any obligation hereunder, is prevented, restricted or interfered with, for reasons beyond its reasonable control, including but not limited to acts of God, compliance with any governmental regulations, orders, restrictions or prohibitions, fire or strikes or other labor disputes, then the Parties affected shall be excused from performance hereunder to the extent of such prevention, restriction, or interference, provided, however, that the party so affected shall (a) promptly give Notice of any such cause to the other party, (b) use its best efforts to remove such causes of non-performance as promptly as possible and (c) resume performance promptly upon termination of such cause.

21. Confidentiality. The Parties agree that they will keep the terms of this License Agreement confidential, and neither of the Parties shall disclose such terms to any third party without prior written consent of the other party, except (i) as required by federal and state securities law (as determined by outside counsel to the party required to make such disclosure); (ii) as may be required and under terms of confidentiality if provided in connection with a judicial or administrative proceeding or other filing with an administrative agency; (iii) to professional advisors who are bound by an obligation of confidentiality; (iv) to existing or prospective lenders or investors who agree in writing not to disclose the terms and conditions of this License Agreement; or (v) that the scope of the license granted herein may be disclosed to third parties in connection with bona fide business discussions with such parties, including Licensor’s Intellectual Property.

22. Severability. If any provision of this License Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this License Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

23. Notice. All notices, required documentation and correspondence in connection herewith shall be in English and shall be provided in writing and shall be given by facsimile transmission or by registered or certified mail to Licensor and Licensee at the addresses and facsimile numbers set forth below:

Licensor:	Minidoc AB
Norrmalmstong 14
11146 Stockholm
Sweden

Licensee:	eTrials Worldwide, Inc.
2701 Aerial Center Pkwy
Suite 100
Morrisville, North Carolina 27560
Facsimile No. 919-653-3620

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Exclusive License Agreement.

MINIDOC AB		ETRIALS WORLDWIDE, INC.

By:	/s/ Hans Lindroth	By:	/s/ James W. Clark, Jr.

Title:	Director	Title:	Chief Financial Officer

SCHEDULE A

•	U.S. Patent No. 5,672,154

•	U.S. Patent No. D390,666

•	World Patent Application No. WO 94/06088

•	Sweden Patent No. SE 9,202,460

•	Sweden Patent No. SE 500,122

•	European Patent No. EP 657,051

•	Japan Patent No. JP 8,500,513

9